Exhibit 8.2

[    ]

Board of Directors

PepsiAmericas, Inc.

4000 Dain Rauscher Plaza

Minneapolis, MN 55402

RE:     Certain Federal Income Tax Consequences Relating to the Acquisition of PepsiAmericas, Inc. by PepsiCo, Inc.

We are rendering this opinion to you at your request and in our capacity as tax counsel to PepsiAmericas, Inc. (“Company”), in connection with the acquisition of Company by PepsiCo, Inc. (“Parent”) by means of a merger of Company with and into Pepsi-Cola Metropolitan Bottling Company, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent (the “Merger”), pursuant to that certain Agreement and Plan of Merger dated August 3, 2009, by and among Company, Parent and Merger Sub (“Agreement”). The Merger is further described in the Registration Statement of Parent on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) originally filed with the U.S. Securities and Exchange Commission on October 1, 2009, in connection with the Merger.

For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to: (1) the Agreement; (2) the Registration Statement; (3) the Parent tax representation letter; and (4) the Company tax representation letter.

In such examination, we have assumed, with your permission, but have not independently verified, the authenticity of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons and the authenticity of all original documents submitted to us and the authenticity of the originals of any documents submitted to us as copies. Terms used but not defined herein, whether capitalized or not, will have the same meaning ascribed to them in the Agreement.

In addition, we have assumed with your consent that:

1. All parties to the Agreement and to any other documents examined by us and all signatories of the Parent tax representation letter and the Company tax representation letter (collectively, referred to herein as the “Tax Certificates”), have acted and will act, in accordance with the terms of such Agreement or documents.

2. All required authorizations and approvals for the effectiveness of the Merger, including shareholder approvals, will be received prior to or at the Effective Time, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any relevant terms and conditions.

3. All statements and representations made in the Agreement, the Registration Statement, the Tax Certificates and other documents are true and complete in all material respects and will remain true and complete in all material respects from the date of this opinion through and including the Effective time. We have not attempted to verify independently such statements or representations.

4. All representations made in any of the documents referred to herein “to the knowledge of,” or similarly qualified, of any person or party are correct without such qualification.

5. All matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

6. No consideration other than the Merger Consideration will be transferred in exchange for Company Stock, that the Merger will be valid and effective in accordance with the laws of Delaware and New Jersey and that Parent and the shareholders will complete, execute, file and retain all information, statements, and records required with respect to the Merger by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

Based on the foregoing and subject to the conditions stated herein and in the Registration Statement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, and Company, Merger Sub and Parent will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

In addition to the request for our opinion on this specific matter of federal income tax law, we have been asked to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled “Special Factors – Material United States Federal Income Tax Consequences” contained in the Proxy Statement/Prospectus and it is our opinion that such information, to the extent it constitutes statements of law or legal conclusions, is an accurate summary of the matters described therein in all material respects.

Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Internal Revenue Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the “Special Factors – Material United States Federal Income Tax Consequences” section of the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

BRIGGS AND MORGAN,
Professional Association

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